Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020